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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        Fiscal Years Ended
                              ----------------------------------------------------------------------
                               April 30,      May 1,        May 2,        May 3,        April 28,
                                 2003          2002          2001          2000            1999
                              (52 Weeks)    (52 Weeks)    (52 Weeks)    (53 Weeks)    (52 Weeks)(b)
                              -----------   -----------   -----------   -----------   --------------
Fixed Charges:
  Interest expense(a).......  $  226,152    $  233,657    $  265,062    $  208,845      $  260,743
  Capitalized interest......          --            48         8,239            --              --
  Interest component of
     rental expense.........      27,666        28,217        26,344        29,054          29,926
                              ----------    ----------    ----------    ----------      ----------
     Total fixed charges....  $  253,818    $  261,922    $  299,645    $  237,899      $  290,669
                              ----------    ----------    ----------    ----------      ----------
Earnings:
  Income from continuing
     operations before
     income taxes and effect
     of change in accounting
     principle..............  $  868,731    $1,050,520    $  754,426    $1,288,691      $  835,131
  Add: Interest
     expense(a).............     226,152       233,657       265,062       208,845         260,743
  Add: Interest component of
     rental expense.........      27,666        28,217        26,344        29,054          29,926
  Add: Amortization of
     capitalized interest...       1,666         1,862         2,129         2,799           3,050
                              ----------    ----------    ----------    ----------      ----------
     Earnings as adjusted...  $1,124,215    $1,314,256    $1,047,961    $1,529,389      $1,128,850
                              ----------    ----------    ----------    ----------      ----------
  Ratio of earnings to fixed
     charges................        4.43          5.02          3.50          6.43            3.88
                              ==========    ==========    ==========    ==========      ==========

(a) Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.

(b) These amounts for 1999 have not been adjusted to reflect discontinued operations as it is impracticable to do so.